Exhibit 99.1

SPAR Group Reports 50% Increase in Third Quarter Revenue to $26.4 Million and 134% Increase in Net Income to $.03 per Diluted Share

TARRYTOWN, NY – November 8, 2012 - SPAR Group, Inc. (NASDAQ: SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced third quarter 2012 financial results, including revenue of $26.4 million, gross profit of $6.5 million and net income attributable to SPAR Group, Inc. of $578,000 or $0.03 per diluted share.  In the first nine months of 2012, the Company achieved revenue of $71.8 million, gross profit of $19.0 million, net income attributable to Spar Group, Inc. of $1.6 million, and diluted earnings per share of $0.07.

Company Highlights

•	Third quarter 2012:
o	Revenue increased 50% to $26.4 million;
o	Gross profit increased 29% to $6.5 million;
o	Operating income increased 134% to $936,000;
o	Consolidated net income attributable to the Company increased 134% to $578,000, or $0.03 per diluted share.
•	Nine months of 2012:
o	Revenue increased 44% to $71.8 million;
o	Consolidated net income attributable to SPAR Group, Inc. increased 59% to $1.6 million, or $0.07 per diluted share;
•	Signed new contracts and expanded South African locations that will add a combined $20 million in revenue over next 12 months;
•	Book Value increased to $11.6 million as of September 30, 2012 compared to $9.3 million as of December 31, 2011;
•	Cash increased to $1.9 million compared to $1.7 million as of December 31, 2011 while the company decreased its lines of credit by just under $3 million, from $3.64 million to $757,000.

"Management is pleased with the significant expansion in both our international and domestic businesses,” stated Gary Raymond, Chief Executive Officer of SPAR Group.  “We remained disciplined during the third quarter, delivering strong revenue growth while simultaneously increasing our net income 134%.  The Company sustained organic growth by signing multiple international contracts with Fortune 500 companies that we estimate will add $10 million in revenue over the next twelve months.  Additionally, with our expansion into both the “Inland Territory” of South Africa and Romania, we believe that the Company will deliver an additional $10 million in annualized revenue.  With this additional $20 million in annualized revenue, we are anticipating increased profitability in these important international markets.  Our entire management team and board of directors are excited about the financial momentum we continue to build at SPAR Group as we head into our traditionally strongest performing quarter of the year.  We believe that we will continue to find new opportunities for growth due to our strengthened balance sheet and earnings power.”

Financial Results for the three and nine month periods ended September 30, 2012 and 2011
	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Net Revenue:
Domestic	$11,016	$8,734	$2,282	26%	$31,182	$27,621	$3,561	13%
International	15,407	8,830	6,577	75%	40,631	22,304	18,327	82%
Total	$26,423	$17,564	$8,859	50%	$71,813	$49,925	$21,888	44%

Gross Profit:
Domestic	$3,243	$2,662	$581	22%	$9,945	$8,870	$1,075	12%
International	3,281	2,387	894	38%	9,055	6,371	2,684	42%
Total	$6,524	$5,049	$1,475	29%	$19,000	$15,241	$3,759	25%

Net Income attributable to SPAR Group, Inc.:
Domestic	$617	$282	$335	119%	$1,808	$1,340	$468	35%
International	(39)	(35)	(4)	(12)%	(205)	(332)	127	38%
Total	$578	$247	$331	134%	$1,603	$1,008	$595	59%

Earnings per Diluted Share:	$0.03	$0.01	$0.02		$0.07	$0.05	$0.02

Consolidated net revenue for the three and nine month periods ended September 30, 2012 increased 50% and 44%, respectively, when compared to the same periods in 2011.  The increases in net revenue were primarily due to our new subsidiaries in Mexico, Romania and Turkey and strong performances in South Africa, China and Japan.   Continued growth in SPAR Group's domestic operations also contributed to those increases and was primarily due to new client work, continued growth in the Company’s syndicated services and assembly business, and increased project work in the third quarter of 2012 when compared to a year ago.

Consolidated gross profit for the three and nine month periods ended September 30, 2012 increased 29% and 25%, respectively, when compared to the prior year due primarily to our international expansion efforts.

Net income attributable to SPAR Group, Inc. increased 134% and 59% for the three and nine month periods ended September 30, respectively, when compared to the same period a year ago.  The increase for the three month period ended September 30, 2012 was driven by a 119% increase in domestic operations.  The improvement in net income for the nine month period ended September 30 2012 was attributed to the improved performances in both the domestic and international divisions.

Balance Sheet as of September 30, 2012

As of September 30, 2012, our working capital improved to $8.2 million and our current ratio was 1.7 to 1. Total current assets and total assets were $20.5 million and $25.7 million, respectively, and cash and cash equivalents totaled $1.9 million at September 30, 2012.  Total current liabilities and total liabilities were $12.3 million and $12.7 million, respectively, and total equity was $11.6 million at September 30, 2012.

The Company currently plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission on or before November 9, 2012, and to host a shareholder conference call on November 9, 2012, at 11:00 a.m. eastern standard time.

Conference Call
As a reminder, the Company will host a shareholder update conference call on Friday, November 9, at 11:00 a.m. (EST). It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the call, and ask for the SPAR Group Third Quarter Conference Call.  Those calling from within the U.S should dial: 1-877-941-8416 while International callers should dial: 1-480-629-9808.

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The Company operates throughout the world in 10 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) expectations, estimates, belief or guidance respecting customer contract expansion, increasing revenues, profits and earnings per share through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any acquisitions or other  transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, success of the Company's international efforts, success and availability of acquisitions, and availability of financing and other risks or matters, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those forward looking statements and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.   All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

SPAR Group, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net revenues	$26,423	$17,564	$71,813	$49,925
Cost of revenues	19,899	12,515	52,813	34,684
Gross profit	6,524	5,049	19,000	15,241

Selling, general and administrative expenses	5,290	4,368	15,945	13,078
Depreciation and amortization	298	280	868	808
Operating income	936	401	2,187	1,355

Interest expense	33	55	96	160
Other income	(29)	(30)	(36)	(22)
Income before provision for income taxes	932	376	2,127	1,217

Provision for income taxes	73	17	173	72
Net income	859	359	1,954	1,145

Net income attributable to the non-controlling interest	(281)	(112)	(351)	(137)
Net income attributable to SPAR Group, Inc.	$578	$247	$1,603	$1,008

Basic/diluted net income per common share:
Net income - basic	$0.03	$0.01	$0.08	$0.05

Net income - diluted	$0.03	$0.01	$0.07	$0.05

Weighted average common shares – basic	20,275	20,081	20,175	19,911

Weighted average common shares – diluted	21,987	21,536	21,682	21,423

Net income	859	359	1,954	1,145
Other comprehensive income:
Foreign currency translation adjustments	158	(163)	(37)	(138)
Comprehensive income	$1,017	$196	$1,917	$1,007

SPAR Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2012	December 31, 2011
	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$1,929	$1,705
Accounts receivable, net	17,713	15,461
Prepaid expenses and other current assets	896	801
Total current assets	20,538	17,967

Property and equipment, net	1,725	1,523
Goodwill	1,348	1,148
Intangibles	1,365	705
Other assets	681	178
Total assets	$25,657	$21,521

Liabilities and equity
Current liabilities:
Accounts payable	$2,699	$1,819
Accrued expenses and other current liabilities	5,967	4,039
Accrued expenses due to affiliates	2,488	1,092
Customer deposits	423	183
Lines of credit	757	3,641
Total current liabilities	12,334	10,774
Long-term debt and other liabilities	329	334
Total liabilities	12,663	11,108

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value: Authorized and available shares– 2,245,598 Issued and outstanding shares – none – September 30, 2012 and none – December 31, 2011	–	–
Common stock, $.01 par value: Authorized shares – 47,000,000 Issued and outstanding shares – 20,414,468 – September 30, 2012 and 20,103,043 – December 31, 2011	204	201
Treasury stock	(24)	–
Additional paid-in capital	14,609	13,940
Accumulated other comprehensive loss	(209)	(172)
Accumulated deficit	(3,023)	(4,626)
Total SPAR Group, Inc. equity	11,557	9,343
Non-controlling interest	1,437	1,070

Total liabilities and equity	$25,657	$21,521

Note:
The Balance Sheet at December 31, 2011, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net